EXHIBIT 10.118

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE

SECURITIES EXCHANGE COMMISSION.

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (this “Sublease”) is made as of the 13th day of July, 2005 between VERIO INC., a Delaware corporation (“Sublandlord”), and EQUINIX OPERATING CO., INC. a Delaware corporation (“Subtenant”).

BACKGROUND

A. Sublandlord and Subtenant have entered into that certain asset purchase agreement of even date herewith pursuant to which Subtenant agreed to purchase and assume and Sublandlord agreed to sell and assign certain data center facility improvements located at the “Demised Premises” (as defined below) (the “Asset Purchase Agreement”).

B. Sublandlord has entered into that certain lease agreement with CARLYLE-CORE CHICAGO LLC, a Delaware corporation (“Carlyle-Core”), dated February 6, 2000 as amended on January 1, 2002 and as of even date herewith (the “Master Lease”), pursuant to which Sublandlord has certain rights (i) to use and occupy certain space located within a building located at 350 East Cermak Road, Chicago, Illinois, 60616 (the “Property”), such space consisting of the Premises described in Section 1(c) of the Master Lease (the “Premises”), and (ii) in connection with Sublandlord’s lease of the Premises, to use certain equipment space (the “Equipment Space”) located at the Property, as described in Section 1(d) of the Master Lease (the Premises and the Equipment Space hereinafter collectively referred to as the “Demised Premises”). Digital Lakeside, LLC, a Delaware limited liability company (“Master Landlord”) has acquired the interest of Carlyle-Core in the Property and in the Lease. A true and correct copy of the Master Lease is attached hereto as Exhibit A and is hereby made a part hereof. All capitalized terms used in this Sublease which are not otherwise defined shall have the meaning ascribed thereto in the Master Lease.

C. Subtenant desires to sublease from Sublandlord, on the terms and conditions hereinafter set forth and subject in all respects to the Master Lease, the entirety of the Demised Premises. The Demised Premises is depicted on Exhibit B attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the rents herein reserved and the covenants hereinafter expressed, and intending to be legally bound, Sublandlord and Subtenant agree as follows:

1. Term.

(a) Sublease Grant and Term. Sublandlord hereby demises and sublets to Subtenant, who hereby subleases and takes from Sublandlord, the Demised Premises together with: (i) the Sublandlord’s rights under Sections 5(c) 16(b) and 17 of the Master Lease; (ii) Sublandlord’s rights to use the Equipment Space in accordance with Section 6 of the Master

Lease; (iii) the benefit of Sublandlord’s rights under the following Sections of the Master Lease, 7 (Services), 9(b) (Landlord’s Maintenance Obligations) and 10 (notice prior to entry by Landlord); (iv) the non-exclusive right to use certain portions of the Property defined as “Common Areas” in the Master Lease; and (v) Sublandlord’s parking rights under Section 31 of the Sublease provided that Subtenant shall be responsible for all costs associated therewith during the Term from and after the Possession Date (as defined below) and no other rights unless specifically provided for in this Sublease (and specifically consented to by Master Landlord in the Master Landlord Consent, as defined in the Asset Purchase Agreement) for the Term (as defined below). The “Term” shall mean that period beginning on the Lease Effective Date, as defined in Subparagraph 1(b), and ending on the “Expiration Date” (as defined in the Master Lease), unless sooner terminated in accordance with the terms of this Sublease. In the event of any earlier termination of the Master Lease, then the Term of this Sublease shall terminate concurrently therewith. Notwithstanding anything herein to the contrary, in no event shall the Term of this Sublease (including any permitted extensions or renewals thereof) extend beyond the term of the Master Lease.

(b) The effective date of this Lease (the “Lease Effective Date”) shall be the date on which (i) the Effective Date shall have occurred as defined in and pursuant to the terms of the Asset Purchase Agreement and (ii) Subtenant shall have paid the Earnest Money as defined in and pursuant to the terms of the Asset Purchase Agreement.

(c) Lease Year. The term “Lease Year” shall mean a period of twelve (12) consecutive full calendar months during the Term commencing on the Lease Effective Date or any anniversary thereof; provided, however, that if the Lease Effective Date is a day other than the first day of a calendar month, the first Lease Year shall include the resulting fractional month and shall extend through the end of the twelfth (12th) full calendar month following the Lease Effective Date.

2. Rent. As consideration for this Sublease, Subtenant shall pay to Sublandlord commencing November 1, 2005 (the “Rent Commencement Date”) and continuing for the Term hereof, without any offset or deduction, annual rent (“Rent”), in an amount equal to: (a) with respect to the first Rental Year (as defined below), [*]; (b) with respect to each Rental Year thereafter, the sum of (i) the annual Rent rate for the first Rental Year and (ii) the applicable Annual Rent Escalator. The “Annual Rent Escalator” for any given Rental Year is the product of (x) [*] multiplied by the number of Rental Years preceding such Rental Year. By way of example: in Rental Year 2 the Annual Rent shall be the annual Rent rate for Rental Year 1 (i.e., [*]) plus [*]; in Rental Year 3 the Annual Rent shall be the annual Rent rate for Rental Year 1 (i.e., [*]) plus [*]. The term “Rental Year” shall mean a period of twelve (12) consecutive full calendar months during the Term commencing on the Rent Commencement Date or any anniversary thereof; provided, however, that if the Rent Commencement Date is a day other than the first day of a calendar month, the first Rental Year shall include the resulting fractional month and shall extend through the end of the twelfth (12th) full calendar month following the Rent Commencement Date.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the Term, without setoff, deduction, notice or demand; provided, however, that the first Rent payment shall be due no later than five business days prior to the Rent Commencement Date.

3. Possession Date. Notwithstanding the fact that the Term begins on the Lease Effective Date, Sublandlord shall not deliver and Subtenant shall not take possession of the Premises prior to the Rent Commencement Date, unless Subtenant elects to accept possession of the Demised Premises prior to the Rent Commencement Date by written notice to Sublandlord (the earlier of November 1, 2005 and such date of possession is hereinafter referred to as the “Possession Date”). Following the Lease Effective Date and prior to the Possession Date, upon not less than seventy two (72) hour telephonic notice, Sublandlord shall allow Subtenant reasonable and escorted access to the Demised Premises during normal business hours solely for the purpose of completing any further investigations, inspections, measurements, planning, testing or evaluations; provided that such access shall be subject to Subtenant’s delivery of all insurance certificates required with respect to Subtenant’s due diligence as Buyer under the Asset Purchase Agreement. In addition, Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against any and all claims for injury to persons or damage to property caused by Subtenant or its representatives while on-site at the Demised Premises.

4. Late Charges and Interest. If any monthly installment of Rent or any other payment to be made by Subtenant to Sublandlord hereunder is not paid when due such amounts shall be subject to (i) interest from the date due until paid at the rate as provided under Section 20(b) of the Master Lease, and (ii) if applicable, any administration fees payable under Section 4(a) of the Master Lease.

5. Use. Subtenant shall not use the Demised Premises for any purpose other than for the “Permitted Use” (as defined in the Master Lease).

6. Sublandlord’s Work. Subtenant acknowledges and agrees that Sublandlord is delivering the Demised Premises to Subtenant in “AS IS” condition, without representation or warranty whatsoever and without any obligation of Sublandlord to perform any alterations or improvements to the Demised Premises.

7. Subtenant’s Alterations. Subtenant shall not cause or permit the Demised Premises to be altered or improved in any way during the Term except as specifically provided for in connection with “Leasehold Improvements” as defined and provided for in the Master Lease and without first obtaining the prior written consent of both Master Landlord and Sublandlord to such alterations or improvements (if such consent is required of Master Landlord under the Master Lease) and (if required under the Master Lease) the contractors conducting the same, which consent(s): (a) shall in all cases be subject to the terms and conditions of the Master Lease; and (b) with respect to Sublandlord’s consent(s), shall not be unreasonably withheld, conditioned or delayed to the extent that such Leasehold Improvements do not materially interfere with the use of the Demised Premises for the Permitted Use. If Sublandlord shall fail to respond within five (5) business day after receipt of request by Subtenant for Sublandlord’s consent to a proposed alteration in accordance with the terms of this Sublease then Sublandlord shall be deemed to have give its consent with respect to such request. In connection with

Sublandlord’s approval of any alteration or improvement to the Demised Premises, Sublandlord may request such plans and specifications for such alterations or improvements as Sublandlord may require including, without limitation, any such plans and specifications required by Master Landlord for its approval. Any and all work performed by or on behalf of Subtenant in the Demised Premises shall be in accordance with the terms of the Master Lease and in accordance with all applicable laws, including, without limitation, the Americans with Disabilities Act of 1990, as amended. The removal obligations with respect to any alterations or improvements made by Subtenant shall be governed by Section 17 of this Sublease.

8. Maintenance and Repair.

(a) Subtenant shall at Subtenant’s sole cost and expense, maintain, repair, and replace all portions of the Demised Premises as the same are to be maintained, repaired and replaced by Sublandlord as “tenant” under the Master Lease; provided, however, that, at Sublandlord’s option, if Subtenant fails to make such repairs within a reasonable time after written request by Sublandlord, Sublandlord may, but need not, make such repairs and replacements, and Subtenant shall pay Sublandlord the cost thereof upon being billed for the same.

(b) Sublandlord shall, have no obligation to maintain and repair the Demised Premises pursuant to this Sublease; however, Sublandlord shall, upon written notice of Subtenant, take all reasonable steps, subject and pursuant to Section 22(c), to compel Master Landlord to comply with Master Landlord’s maintenance obligations under the Master Lease.

9. Utilities. From and after the earlier of the Rent Commencement Date and the Possession Date, Subtenant shall, at Subtenant’s sole cost and expense, and in addition to Subtenant’s payment of Rent, cause all utilities used by Subtenant on the Demised Premises to be separately metered (where possible) and shall pay the cost of the consumption of the same directly to the utility providers. If, at any time, it is no longer feasible for Subtenant to contract directly with the utility provider for any such services, Subtenant shall reimburse the costs of such services as provided for under Section 7(b) of the Master Lease or otherwise. Such reimbursement shall be effectuated, at Sublandlord’s election, either (i) directly to Master Landlord or (ii) to Sublandlord, provided that, in either case such reimbursement shall be made in accordance with the terms and conditions of the Master Lease. Sublandlord shall not be liable in damages or otherwise for any failure or interruption of (a) any utility service furnished to the Demised Premises, or (b) the heating, ventilating and air conditioning system, if any. No such failure or interruption shall entitle Subtenant to terminate this Sublease or to abate or offset Rent or other charges.

10. Assignment and Subletting. Subtenant shall not voluntarily or by operation of law assign, sublet, mortgage, encumber, license or transfer this Sublease or any interest therein, or any right or privilege appurtenant thereto, or permit any person to occupy or use the Demised Premises or any portion thereof except as specifically provided for in the Master Lease (including any requirement of Master Landlord’s consent). Any such transaction entered into by Subtenant in violation of this Sublease and any instrument evidencing same shall be void and of no effect, and shall, at the option of Sublandlord and without prejudice to Sublandlord’s other rights and remedies hereunder or at law or in equity, permit Sublandlord to terminate this Sublease.

11. Hazardous Materials. Subtenant shall comply and shall cause its agents, employees, contractors, invitees and licensees to comply with all requirements related to the use and disclosure of “Hazardous Materials” (as defined in the Master Lease) under the Master Lease, including, without limitation, the obligation to execute and deliver to each of Master Landlord and Sublandlord on the 10th day of March for each year of the Term a “HazMat Certificate” (as defined in the Master Lease) and hereby indemnifies and holds Sublandlord harmless from any violation hereof. In addition to Subtenant’s obligations as set forth in this Section 11, Subtenant shall protect, indemnify and defend Sublandlord and Master Landlord to the extent required of Sublandlord as “tenant” under the Master Lease with respect to claims related to Hazardous Materials and arising from and after the Lease Effective Date (except to the extent caused by Sublandlord). Sublandlord hereby represents and warrants that, to the best of Sublandlord’s knowledge after due inquiry, the information on the Sublandlord’s Initial HazMat Certificate (a copy of which is attached hereto as Exhibit C) is accurate as of the date hereof.

12. Insurance. During the Term of this Sublease, Subtenant shall maintain such insurances on the Demised Premises, in such kinds and amounts as are required of the Sublandlord as “tenant” under the Master Lease and shall comply with all Master Lease provisions regarding insurance. All commercial general liability insurance policies shall name Subtenant as a “named insured” and Sublandlord together with any parties required to be named as additional insureds under the Master Lease as “additional insureds”.

13. Indemnification.

(a) Subtenant’s Indemnification and Waiver of Claims against Sublandlord. Subtenant agrees to indemnify and save harmless Sublandlord against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from Subtenant’s use of the Demised Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Subtenant in or about the Demised Premises, and will further indemnify and save Sublandlord harmless against and from any and all claims arising from any breach or default on Subtenant’s part in the performance of any covenant or agreement on Subtenant’s part to be performed pursuant to the terms of this Sublease (including, without limitation, any claims by Master Landlord with respect to expenses and storage charges incurred by Master Landlord pursuant to Section 30 of the Master Lease), or arising from any act or negligence of Subtenant, or any of its agents, contractors, servants, employees or licensees, and from and against all costs, expenses and liabilities, including reasonable counsel fees, incurred in connection with any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Sublandlord by reason of any such claim, Subtenant upon notice from Sublandlord covenants to resist or defend at Subtenant’s expense such action or proceeding by counsel reasonably satisfactory to Sublandlord. Subtenant hereby assumes all risk of loss of or damage to property in, upon or about the Demised Premises from theft or patent or latent defect in the Demised Premises or otherwise (which shall include, without limitation, any injury or damage to persons or property resulting from flood, fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain, snow, leaks from any part of the Demised Premises or from the pipes or appliances), and Subtenant hereby waives all claims in respect thereof against Sublandlord except claims based solely on the gross negligence of Sublandlord or its agents, servants or employees, as applicable, and agrees to defend and save Sublandlord harmless from and against any such claims by others.

(b) Subtenant’s Indemnification and Waiver of Claims against Master Landlord. Subtenant shall indemnify Master Landlord and waive those claims and losses against Master Landlord on the terms and conditions for indemnification of and waiver of claims against Master Landlord by Sublandlord as “tenant” under the Master Lease.

14. Waiver of Subrogation. In addition to the waiver provisions of Section 13 above, Sublandlord and Subtenant each waive, and shall cause their respective insurance carries to waive, any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents and employees, from any and all claims and liability arising from or caused by any casualty or hazard covered or required under this Sublease to be covered in whole or in part by insurance on the Demised Premises or in connection with property on or activities conducted on the Demised Premises to the extent of the limits of any such insurance, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

15. Sublandlord’s Covenants. Sublandlord hereby makes the following covenants:

(a) Subtenant shall and may peacefully have, hold and enjoy the Demised Premises, subject to the terms of this Sublease and the Master Lease; provided, that, Subtenant pays the Rent and fully performs all of its covenants and agreements or cures any failure to do so under any applicable cure period.

(b) Sublandlord shall pay the “Rent” (as defined in the Master Lease) except to the extent that any portion of “Additional Rent” (as defined in the Master Lease) has been assumed by Subtenant pursuant to this Sublease.

16. Signage; Exterior Displays. Subtenant shall have the same rights to signage as afforded to Sublandlord as “tenant” under Section 33(k) of the Master Lease.

17. Surrender of Demised Premises. Upon the expiration or earlier termination of this Sublease, Subtenant shall peaceably surrender the Demised Premises in accordance with the terms of the Master Lease.

18. Holding Over. Subtenant shall not remain in possession of the Demised Premises after the expiration or earlier termination of the Term without the express written consent of Sublandlord. Should Subtenant hold over without the express written consent of Sublandlord, such tenancy shall be at the sufferance of Sublandlord and not a renewal of the Term and in such case, Rent and all other charges due pursuant to this Sublease shall be payable on a per month basis (without reduction for partial months during the holdover period) at one hundred and fifty (150) percent of the amount payable during the last Lease Year of the Term and such tenancy at sufferance shall be subject to every other term, covenant and provision of this Sublease. In the event Subtenant holds over, Subtenant shall be liable for all of Sublandlord’s actual damages including, without limitation, costs and liabilities owed to Master Landlord, which shall include, without limitation, costs, fees, expenses, damages and attorneys’ fees incurred by Sublandlord as a result of Subtenant’s holding over, and damages and expenses incurred by Sublandlord for its inability to deliver possession of the Demised Premises to a new subtenant or to Master Landlord.

19. Default by Subtenant. The occurrence of any one or more of the following events (in this Section 19 sometimes called an “Event of Default”) shall constitute a default and breach of this Sublease by Subtenant:

(a) If Subtenant fails to pay Rent or any other amount when due and payable, and such failure continues for a period of three (3) business days after written notice thereof is given by Sublandlord to Subtenant; provided, that, Sublandlord shall be required to deliver such notice only two (2) times in any twelve (12) month period, and any subsequent failure to pay any Rent when due in any such twelve (12) month period shall constitute an Event of Default, without the necessity of written notice from Sublandlord or a three (3) business day grace period.

(b) If Subtenant fails to perform any of Subtenant’s nonmonetary obligations under this Sublease for a period of fifteen (15) business days after written notice thereof is given by Sublandlord to Subtenant; provided, however, that if such failure is of the nature that it cannot reasonably be cured within such fifteen-business day period, then Subtenant shall have such additional time as is reasonably necessary to cure such failure as long as; (i) Subtenant commences to cure such failure within such fifteen-business day period and thereafter diligently pursues such cure to completion, and (ii) such additional cure period does not result in a default under the Master Lease.

(c) If: (i) Subtenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Subtenant; (iii) a trustee or receiver is appointed to take possession of substantially all of Subtenant’s assets located at the Demised Premises or of Subtenant’s interest in this Sublease; or (iv) substantially all of Subtenant’s assets located at the Demised Premises or of Subtenant’s interest in this Sublease is subjected to attachment, execution or other judicial or non-judicial seizure. Notwithstanding the forgoing, none of items (ii), (iii) or (iv) above shall, to the extent initiated without the cooperation of Subtenant, constitute an Event of Default if the same are removed to the satisfaction of Sublandlord on or before sixty (60) days after such filing, appointment, attachment or seizure.

(d) If Subtenant fails to comply with any of the terms and provisions of the Master Lease assumed pursuant to this Sublease or causes or permits any default under the Master Lease beyond the applicable grace period.

(e) If Subtenant fails to comply with any of its obligations or permits any default under the Asset Purchase Agreement.

(f) If the leasehold estate created by this Sublease or the Master Lease is taken by process or operation of any applicable statues, codes, ordinances, orders, rules and regulations of any municipal governmental entity.

20. Sublandlord’s Remedies. Upon the occurrence of an Event of Default by Subtenant, and at any time thereafter, with or without notice or demand and without limiting Sublandlord in the exercise of any other right or remedy which Sublandlord may have, Sublandlord shall be entitled to exercise the following rights and remedies:

(a) Sublandlord may terminate Subtenant’s right to possession of the Demised Premises by any lawful means (in which case this Sublease shall not terminate unless Sublandlord gives written notice to Subtenant of its intention to terminate this Sublease), in which event Subtenant shall immediately surrender possession of the Demised Premises to Sublandlord.

(b) At any time after an Event of Default, whether or not Sublandlord shall have terminated this Sublease, Sublandlord shall be entitled to recover from Subtenant, and Subtenant shall pay to Sublandlord, on demand, for damages for Subtenant’s default, an amount equal to the then present worth (using the then current “Prime Rate” as defined in the Master Lease as the annual discount rate for computing such present worth) of (i) the aggregate of the Rent and any other charges to be paid by Subtenant hereunder for the unexpired portion of the Term (assuming this Sublease had not been terminated), less (ii) the fair market rental value of the Demised Premises during such period, together with all other damages suffered by Sublandlord, which shall include, without limitation, all costs of associated with the reletting of the Demised Premises and reasonable attorneys’ fees. Nothing herein contained shall limit or prejudice the right of Sublandlord to prove and obtain, as damages, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount is greater than, equal to or less than the amount referred to above.

(c) All rights, options and remedies of Sublandlord contained in this Sublease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Sublandlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law whether or not stated in this Sublease.

21. Default by Sublandlord; Subtenant’s Remedies. In the event of any alleged breach by Sublandlord of its covenants contained in this Sublease, Subtenant shall have available all rights and remedies provided at law or in equity, subject to the terms and conditions of this Sublease; provided, however, Subtenant may not exercise any such right or remedy unless Subtenant has notified Sublandlord by written notice of such alleged default, and Sublandlord has not cured such default within the thirty (30) day period subsequent to receipt of such notice or, in the event such alleged default is of such a nature that it cannot reasonably be cured within such thirty day period, Sublandlord has failed to cure such alleged default with all due diligence. Notwithstanding anything to the contrary contained in this Sublease, in no event shall Subtenant be entitled to terminate this Sublease or to abate or offset Rent or any other payments to be made by Subtenant hereunder; provided, however, that solely with respect to a monetary default by Sublandlord under the Master Lease, Subtenant may offset Rent payable under this Sublease to the extent Subtenant pays such offset sums directly to Master Landlord on behalf and on account of Sublandlord.

22. Terms of Master Lease Incorporated. This Sublease is subject and subordinate to all of the terms and conditions of the Master Lease, all of which are hereby incorporated herein by reference and made a part hereof, and:

(a) Subtenant does hereby assume and agree to be bound by the terms and conditions of the Master Lease, and Subtenant shall fully and faithfully perform, with regard to the Demised Premises, all of the duties and obligations contained in the Master Lease to be performed by Sublandlord excluding the following:

(i) The payment of “Rent” (as defined and provided for under Section 4 of the Master Lease) including “Tenant’s Pro Rata Share” of “Operating Expenses” and “Property Taxes” (as those terms are defined in the Master Lease) except to the extent that any portion of “Additional Rent” (as defined in the Master Lease) has been assumed by Subtenant pursuant to this Sublease (e.g., parking fees and costs, indemnification obligations attorney’s fees, etc.).

(ii) Obligations related to the “Initial Tenant Improvements” (as defined in the Master Lease).

(iii) The default and remedies provisions of Sections 19 and 20 of the Master Lease.

(iv) The provisions of Section 25 (subject to Subtenant’s obligations under this Sublease) and Section 26.

(b) Except as otherwise provided herein, Sublandlord, in its relations with Subtenant hereunder, shall have all of the rights and remedies afforded to Master Landlord in its relations with Sublandlord as set forth in the Master Lease other than Master Landlord’s consent rights.

(c) Subtenant acknowledges and agrees that (i) Sublandlord is not subject to any of the obligations of Master Landlord as set forth in the Master Lease; and (ii) Sublandlord is hereby released and relieved of any liability to Subtenant for any default by Master Landlord under the Master Lease or any failure by Master Landlord to perform any of its obligations thereunder, but Sublandlord agrees, upon the written request of Subtenant and at Subtenant’s sole expense, to employ commercially reasonable efforts to enforce any of such obligations and to cause Master Landlord to perform same; provided, however, that Sublandlord shall not be liable to Subtenant in damages if, after reasonable diligence on the part of Sublandlord, Master Landlord shall fail to perform such obligations.

(d) Subtenant acknowledges that the rights granted to it under this Sublease are not in any sense greater or broader than the rights granted to Sublandlord under the Master Lease.

(e) Subtenant and Sublandlord acknowledge and agree that (i) Sublandlord shall not exercise any “Renewal Option” or “Expansion Option” as such terms are defined in the Master Lease and (ii) Subtenant shall have the right to exercise any “Renewal Option” or “Expansion Option” only if Subtenant is able to obtain from Master Landlord a full and final release of Sublandlord as tenant under the Master Lease with respect to all obligations and liabilities arising from and after the end of the Initial Term of the Master Lease, in a form acceptable to Sublandlord.

(f) Sublandlord and Subtenant acknowledge and agree that in the event there arises a right on the part of Sublandlord as tenant under the Master Lease to elect to terminate the Master Lease, then Subtenant shall have the right to direct Sublandlord to effectuate such a termination or, in the event Subtenant fails to exercise such right, Sublandlord may elect to so terminate the Master Lease; provided, however, that Sublandlord hereby agrees not to so terminate the Master Lease if Subtenant obtains from Master Landlord a full and final release of Sublandlord as tenant under the Master Lease for all obligations and liabilities arising after the earliest effective date on which Sublandlord was entitled to terminate the Master Lease, in a form acceptable to Sublandlord.

(g) Sublandlord hereby represents and warrants that Exhibit A contains a true and correct copy of the Master Lease and the First Amendment and the Second Amendment thereto, and Sublandlord has not consented to any other amendments of the Master Lease.

23. Notices. All notices, demands and requests under this Sublease shall be in writing, and shall not be effective unless given by prepaid registered or certified mail, return receipt requested, by nationally recognized commercial overnight courier service, by hand-delivery with a signed acknowledgment of receipt by the receiving party, or by confirmed facsimile transmittal (if a facsimile number is listed below with an original copy thereof concurrently transmitted to the recipient by one of the other means described in this Section), addressed as follows:

If to Master Landlord:	Digital Lakeside, LLC
c/o Digital Realty Trust, L.P.
350 E. Cermak Road, Suite 800
Chicago, IL 60616
(312) 326-4510 (facsimile)
Attention: Property Manager

with a copy to:	Digital Realty Trust, L.P.
600 W. Seventh Street, Suite 500
Los Angeles, CA 90017
(213) 688-2811 (facsimile)
Attn: Christopher J. Kenney

If to Sublandlord:	Verio, Inc.
8005 South Chester Street, Suite 200
Englewood, CO 80112
(303) 708-2494 (facsimile)
Attn: SVP, Corporate Development

with a copy to:	Verio, Inc.
8005 South Chester Street, Suite 200
Englewood, CO 80112
(303) 708-2494 (facsimile)
Attn: SVP, General Counsel

and	Brownstein Hyatt & Farber
410 - 17th Street, Suite 2200
Denver, CO 80202
Attn: Gregory A. Vallin
Facsimile No: 303-223-1111

If to Subtenant:	Equinix Operating Co., Inc.
301 Velocity Way, 5th Floor
Foster City, CA 94404
Attn: Director of Real Estate
Facsimile No: 650-513-7913

and	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Attn: Howard M. Richard
Facsimile No: 312-577-8670

or at such other address or facsimile number as any party may hereafter designate by written notice to all other parties. The effective date of all notices shall be the date of receipt by the party to whom the notice is addressed or, if receipt of such notice is not accepted or is not possible due to a change in address or facsimile number for which the sending party did not receive notice, the effective date of such a notice shall be the date of mailing such notice, if mailed, the date of delivery to a courier service, if delivered by courier, the date of attempted delivery, if hand delivered, or the date of the attempted facsimile transmittal, if delivered by facsimile.

Notwithstanding the foregoing, all Rent payable hereunder shall be sent to Sublandlord by wire at the following wire address or in such other form or address as Sublandlord may from time to time provide:

Bank Name:	Wells Fargo Bank NA
1740 Broadway, Denver, CO 80274
ABA #:	[*]
Account Name:	Verio, Inc.
Account #:	[*]

24. Brokers. The parties hereto each represent and warrant to the other that they have not had any dealings with any real estate brokers, finders or agents in connection with this

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Sublease other than Trammell Crow Company (“Sublandlord’s Broker”) and Staubach Midwest, LLC (“Subtenant’s Broker”, collectively with Sublandlord’s Broker, the “Brokers”). Each party agrees to indemnify, defend (with counsel selected by the such indemnified party) and hold the other party, Master Landlord and their respective nominees, successors and assigns harmless from any and all claims, costs, commissions, fees or damages by any person or firm (other than such indemnified party’s Broker, if applicable) whom such party authorized or employed, or acted by implication to authorize or employ, to act for such party in connection with this Sublease. Sublandlord shall pay the Sublandlord’s Broker fees and Subtenant shall pay the Subtenant’s Broker fees pursuant to separate written agreements.

25. Effectiveness of Sublease. This Sublease shall not become effective until the Lease Effective Date, as defined herein.

26. Confidentiality. Each party hereto and its respective shareholders, partners, members, officers, directors, employees, agents and representatives will not disclose the subject matter or terms of this Sublease or the transaction contemplated hereby without obtaining the prior written consent of the other party thereto, which written consent may be withheld at such other party’s sole discretion; provided, however, that the provisions of this Section 26 shall not apply to any disclosure required by legal authorities or any disclosure to Maser Landlord or the lenders, architects, accountants, and attorneys of such disclosing party.

27. Miscellaneous.

(a) Time is of the essence of this Sublease and of the performance by Subtenant of each and every term and condition of this Sublease and of each and every term and condition of the Master Lease which the Subtenant has herein agreed to keep and perform.

(b) This Sublease contains all of the agreements between Sublandlord and Subtenant relating to the Demised Premises and may not be modified except by written instrument duly executed by the parties.

(c) The terms and conditions of this Sublease shall extend to and be binding upon the heirs, successors and permitted assigns of the respective parties.

(d) Subtenant agrees that Sublandlord, or if Sublandlord is a partnership, its partners, whether general or limited, or if Sublandlord is a corporation, its directors, officers or shareholders, or if Sublandlord is a limited liability company, its members, shall never be personally liable for the recovery of any judgment from Sublandlord.

(e) [INTENTIONALLY DELETED]

(f) Subtenant shall not permit any instruments to be recorded against the Demised Premises without the prior written consent of Sublandlord; provided, however, that if Master Landlord consents to the recording of a memorandum of the Lease, then Sublandlord shall execute a recordable memorandum of this Sublease in a form acceptable to Sublandlord and shall consent to the recording of the same at Subtenant’s cost and expense.

(g) This Sublease may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Facsimile signatures shall be enforceable against the parties.

(h) This Sublease and the rights and obligations of parties hereto shall be interpreted, constructed and enforced in accordance with the laws of the State of Illinois.

(i) If any party brings any suit, action, counterclaim, or arbitration to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and litigation expenses in addition to court costs.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Sublease has been duly executed by Sublandlord and Subtenant as of the dates set forth below.

SUBLANDLORD:

VERIO, INC., a Delaware corporation

/s/ Calvin Quan
Name:	Calvin Quan
Title:	CFO
Dated:	July 13, 2005

SUBTENANT:

EQUINIX OPERATING CO., INC.,
a Delaware corporation

/s/ Renee F. Lanam
Name:	Renee F. Lanam
Title:	Secretary
Dated:	July 12, 2005